Exhibit 8.1

51 LOUISIANA AVENUE, N.W. ● WASHINGTON, D.C. 20001.2113

TELEPHONE: +1.202.879.3939 ● FACSIMILE: +1.202.626.1700

March 6, 2019

Hamilton Beach Brands Holding Company

4421 Waterfront Drive

Glen Allen, Virginia 23060

Ladies and Gentlemen:

You have requested our opinion regarding the specified United States federal income tax consequences applicable to holders of Class B common stock, par value $0.01 per share (the “Class B Common Stock”), of Hamilton Beach Brands Holding Company (the “Company”), who exchange their shares of Class B Common Stock for shares of Class A common stock, par value $0.01 (the “Class A Common Stock”), of the Company pursuant to the Registration Statement on Form S-4 of the Company, filed with the Securities and Exchange Commission on March 6, 2019 (the “Registration Statement”), pursuant to the Securities Act of 1933 (the “Act”), to which this opinion is filed as an exhibit.

For purposes of rendering your opinion, we have examined the Registration Statement, and with your consent, we have relied upon the accuracy at all material times of the representations of the Company contained in a tax certification letter dated the date hereof, and have, with your permission, assumed that all such representations are true. We confirm that, in rendering our opinion in this matter, we have examined fully all such matters of law as in our judgment we deemed necessary or appropriate to enable us to enable to opine on the matters that you have asked us to consider.

Based upon the foregoing, the legal conclusions set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement, subject to the assumptions, limitations and qualifications contained therein, constitute our opinion.

Our opinion is based on the relevant provisions of the Internal Revenue Code of 1986, as amended, and on administrative interpretations, judicial decisions and regulations thereunder or pertaining thereto as in effect on the date of this letter. These authorities are subject to change, which could either be prospective or retroactive in nature, and we can provide no assurance as to the effect that any such change may have on the opinion that we have expressed above. We assume no obligation to inform you of any such change.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to us under the caption “Material U.S. Federal Income Tax Consequences” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Jones Day
Jones Day

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